EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

I.       Name of Each Corporation Party to the Merger

The two corporations party to the merger are as follows:

A.	USA Radio.com, Inc., a Texas corporation, charter #742129-00
B.	Ansel Project, Inc., a Colorado corporation, charter #19981066502 C

II.       Surviving Corporation

The surviving corporation shall be Ansel Project, Inc., a Colorado corporation, charter #19981066502 C.

III.       Terms and Conditions of Proposed Merger

A.       That each constituent corporation provide copies of the following documents to the other constituent corporation for review by its board of directors and shareholders:

1.	Articles of Incorporation, and any amendments thereto;
2.	Bylaws, and any amendments thereto;
3.	Minutes of all annual, regular, and special meetings of the Board of Directors;
4.	Minutes of all annual, regular, and special meetings of the Shareholders;
5.	Certified list of Shareholders;
6.	Any and all federal, state and local tax filings;
7.	Any and all initial and annual state corporate filings or registrations; and
8.	Any and all disclosure documents on file with the Securities and Exchange Commission and/or the National Association of Securities Dealers, Inc.

B.       That each constituent corporation provide an accounting to the other constituent corporation of the following for review by its board of directors and shareholders:

1.	Current list of accounts payable;
2.	Current list of accounts receivable;
3.	Current inventory;
4.	Current list of equipment and other tangible assets;

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5.	Current statements from all financial institutions with whom the corporation has an account or accounts;
6.	Copies of all contracts and leases to which the corporation is currently a party; and
7.

Management's analysis of any and all current litigation, regulatory actions, administrative proceedings, judgments, liens, or any other actions or suits pending, whether the corporation is involved as a plaintiff or defendant, as well as any potential litigation, regulatory actions, administrative proceedings, or other actions or suits involving the corporation.

C.       That each constituent corporation hereby agrees not to change or alter its current capital structure until such time as either the merger is completed or rejected by the board of directors of either of the constituent corporations.

D.       That simultaneously with the filing of Articles of Merger, Ansel Project, Inc. amend its Articles of Incorporation to change its name to USA Radio.com, Inc.

IV.       Manner and Basis of Converting Shares

Each share of common stock of USA Radio.com, Inc. shall be converted into 4.2368 shares of Ansel Project, Inc. common stock.

        IN WITNESS WHEREOF, the parties hereto have set their hands to this Agreement and Plan of Merger on this 5th day of November, 1999.

USA RADIO NETWORK, INC. A Texas Corporation By: /s/ Marlin Maddoux Marlin Maddoux, President	ANSEL PROJECT, INC. A Colorado Corporation By: /s/ George G. Andrews George G. Andrews, President

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This instrument was acknowledged before me on this 4th day of November, 1999, by Marlin Maddoux.

/s/ James A. Ballard (Notary Public Signature)
My Commission Expires 03/24/2002

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